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                                                                       Exhibit 5

                                                    September 30, 2003

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois   60015

Ladies and Gentlemen:

I refer to the registration statement on Form S-4 (the "Registration Statement") of Baxter International Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the Company's offer (the "Exchange Offer") to exchange its New 4.625% Notes due 2015 (the "New Notes") for any and all of its outstanding 4.625% Notes due 2015 (the "Old Notes").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, I am of the opinion that the New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the indenture (as such term is defined in the Registration Statement) and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other laws affecting creditors' rights generally and equitable principles of general applicability, regardless of whether enforcement is sought in a proceeding at law or in equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Thomas J. Sabatino, Jr.

Thomas J. Sabatino, Jr.
Senior Vice President and
General Counsel